Issuer Free Writing Prospectus

March 23, 2006

Filed pursuant to Rule 433

Registration Statement No. 333-117692

Final Term Sheet

Issuer:			Safeway Inc.
Ratings (Outlooks):			Baa2 (Negative)/BBB- (Stable)/BBB (Negative)
Principal Amount:			$250,000,000
Trade Date:			March 23, 2006
Settlement Date:			March 28, 2006 (T+3)
Maturity Date:			March 27, 2009
Benchmark:			3 Month LIBOR
Reoffer Spread:			3 Month LIBOR + 35 bps
Public Offering Price:			100.00%
Underwriting Discount:			0.350%
Selling Concession:			0.200%
Reallowance:			0.175%
Price to Safeway:			99.65%
Proceeds to Safeway:			$249,125,000
Interest Payment Dates:			March 27, June 27, September 27 and December 27, commencing June 27, 2006
Redemption Date(s):			On any interest payment date on or after September 27, 2006
Redemption Price:			100.00%
CUSIP:			786514 BN 8
ISIN:			US786514BN88
Joint Book-Running Managers:	28.57%	$71,425,000	Banc of America Securities LLC
	28.57%	$71,425,000	J.P. Morgan Securities Inc.
Co-Managers:	14.29%	$35,717,000	Barclays Capital Inc.
	14.29%	$35,717,000	Credit Suisse Securities (USA) LLC
	14.28%	$35,716,000	Greenwich Capital Markets, Inc.
TOTAL:	100%	$250,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or collect at 212-834-4533 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com.